Exhibit 99.1

NEWS FROM	Precision Castparts Corp.

4650 S. W. Macadam Ave.	CONTACT:	Dwight Weber
Suite 440		(503) 417-4855
Portland, OR 97239
Telephone (503) 417-4800 http://www.precast.com	Web Site:

PRECISION CASTPARTS CORP. SALES AND EARNINGS CONTINUE STEADY
GROWTH IN SECOND QUARTER FISCAL 2006

PORTLAND, Oregon – October 18, 2005 – Driven by continued strength in its major end markets, Precision Castparts Corp. (NYSE:PCP) logged solid gains in the second quarter of fiscal 2006, with sales and earnings increasing on both a year-over-year and a sequential basis.

Second Quarter Fiscal 2006 Financial Highlights

Sales from continuing operations for the second quarter of fiscal 2006 totaled $874.9 million, a 25.4 percent increase over sales of $697.5 million in the same quarter last year, with consolidated segment operating income of $132.9 million, or 15.2 percent of sales, versus last year’s $100.8 million, or 14.5 percent of sales.  Earnings per share from continuing operations grew 39.5 percent year over year, from $0.43 per share (diluted, based on 132.4 million shares outstanding) in last year’s second quarter to $0.60 per share (diluted, based on 135.5 million shares outstanding) in the second quarter of fiscal 2006.   Net income from continuing operations for the second quarter of fiscal 2006 totaled $81.8 million, compared to $57.2 million a year ago.  Net income for the second quarter of fiscal 2006 totaled $81.3 million, versus a net loss of $183.0 million a year ago, which included a $245.0 million charge related to the sale of the Company’s pump and valve businesses.

Business Highlights

Investment Cast Products: Second quarter sales for Investment Cast Products were $402.3 million, with operating income of $78.9 million, versus sales of $326.3 million and operating income of $61.0 million last year.  Ramped-up commercial aerospace OEM build schedules, with continued boosts in content on the most popular production aircraft, helped to drive sales to new heights.  In addition, aerospace and industrial gas turbine (IGT) aftermarket sales continue to be extremely robust, fueled by hot section replacement components in the historically high number of jet engines and IGT power plants put into service between 1998 and 2001.

Forged Products: Forged Products sales, also benefiting from commercial OEM and aftermarket growth, totaled $213.9 million in the second quarter of fiscal 2006, compared to sales of $147.3 million a year ago.  The segment’s operating income increased from $18.7 million last year to operating income of $24.8 million in the second quarter of 2006.  Metal pass-through contributed $22.1 million to top-line results, which once again mitigated the segment’s operating margin.  In addition to healthy aerospace sales, the segment’s seamless, extruded pipe production volume continues to ramp up quarter after quarter, growing to a backlog of $270.0 million at the end of the second quarter.  Due to this continuing strong customer demand, Forged Products managed to increase sequential sales levels and operating income during a quarter marked by nearly three days of lost production at its Houston plant as a result of Hurricane Rita.

Fastener Products: In the second quarter of fiscal 2006, Fastener Products sales were $200.6 million, with operating income of $32.3 million, versus sales of $165.1 million and operating income of $21.4 in the same quarter a year ago.  Continued implementation of the PCC operational toolbox across the segment’s worldwide manufacturing facilities drove margins to a record 16.1 percent.  Commercial aerospace OEM and aftermarket growth, coupled with market share growth at newly acquired Air Industries, also helped the segment achieve record sales levels.  The agreement to acquire of Shur-Lok, announced late last week, is another step along Fastener Products’ defined growth path and will continue to enhance the market basket of fastener offerings to commercial aerospace customers.

Industrial Products: Industrial Products sales totaled $58.1 million, with operating income of $11.3 million, compared to sales of $58.8 million and operating income of $10.7 million last year.  The four businesses comprising this segment continue to execute their long-term plans for growth in their niche markets, while leveraging top-line increases into higher operating income.

“PCC’s second quarter performance once again demonstrated our focus on and commitment to creating value for our shareholders quarter after quarter,” said Mark Donegan, PCC’s chairman and chief executive officer.  “We have worked diligently over the past several years to secure a dominant position on new production aircraft and industrial gas turbine engines, as well as in the rapidly growing replacement market.  Now we are aggressively moving forward with our customers to make sure that we secure this position at least through the end of the decade.

“At this point, our attention is squarely focused on execution,” Donegan continued. “As the cycle builds, we have to seize every opportunity to leverage our growth throughout all of our operations worldwide, while continuing to deliver high-quality products to our customers on time.  In addition, we must also strive to bring new acquisitions on line quickly and effectively to meet our high standards of operational excellence.

“To that end, we are confident that Special Metals Corporation, which we agreed to acquire earlier this quarter, will serve as an outstanding platform for value creation well into the future,” said Donegan.  “There are opportunities everywhere:

improving production yields, moving Forged Products’ billet requirements over SMC’s fixed cost base, exploiting extruded pipe sales synergies, gaining share across all of SMC’s markets, and many others.  We still expect the deal to be approved and closed before the end of the calendar year, and we will be ready with playbook in hand to start rolling out the productivity improvements and cost savings on day one.

“Our solid balance sheet has enabled us to proceed aggressively with our acquisition strategy,” Donegan said.  “We ended the second quarter with $202.0 million in cash, and free cash flow continues to be strong.  Total debt at the end of the quarter stood at $817.8 million, with a debt-to-total-capitalization ratio of 29.7 percent, putting us in an outstanding position to assimilate our two most recent acquisitions.  In addition, subsequent to quarter-end, we amended our bank credit facility to provide for increased liquidity, extend the maturity, and reduce financing costs.”

Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products.  It serves the aerospace, power generation, automotive, and general industrial and other markets.  PCC is the market leader in manufacturing large, complex structural investment castings, airfoil castings, and forged components used in jet aircraft engines and industrial gas turbines.  The Company is also a leading producer of highly engineered, critical fasteners for aerospace, automotive, and other markets.

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Information included within this press release describing projected growth and future results and events constitutes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuations in the aerospace, power generation, automotive, and other general industrial cycles; the relative success of the Company’s entry into new markets; competitive pricing;

the financial viability of the Company’s significant customers; the availability and cost of energy, materials, supplies, insurance, and pension benefits; equipment failures; relations with the Company’s employees; the Company’s ability to manage its operating costs and to integrate acquired businesses in an effective manner; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; and implementation of new technologies and process improvement.  Any forward-looking statements should be considered in light of these factors.  The Company undertakes no obligation to publicly release any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.

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Precision Castparts Corp.’s press releases are available on the Internet at the PrimeZone Media Network’s website – http://www.PrimeZone.com or PCC’s home page at http://www.precast.com.

PRECISION CASTPARTS CORP.

SUMMARY OF RESULTS(1)

(In millions, except per share data)

	(unaudited)		(unaudited)
	Three Months Ended		Six Months Ended
	October 2,	September 26,	October 2,	September 26,
	2005	2004	2005	2004
Net sales	$874.9	$697.5	$1,729.5	$1,365.6
Cost of goods sold	677.8	537.3	1,340.1	1,056.3
Selling and administrative expenses	64.2	59.4	128.0	118.0
Interest expense, net	10.6	14.8	21.2	29.4
Income before income taxes and minority interest	122.3	86.0	240.2	161.9
Provision for income taxes	40.1	28.5	80.0	53.4
Minority interest in net earnings of consolidated entities	(0.4)	(0.3)	(0.7)	(0.8)
Net income from continuing operations	81.8	57.2	159.5	107.7
Loss from discontinued operations	(0.5)	(240.2)	(0.8)	(237.1)
Net income (loss)	$81.3	$(183.0)	$158.7	$(129.4)

Net income per share from continuing operations - basic	$0.62	$0.44	$1.20	$0.83
Net loss per share from discontinued operations - basic	(0.01)	(1.85)	—	(1.83)
	$0.61	$(1.41)	$1.20	$(1.00)

Net income per share from continuing operations - diluted	$0.60	$0.43	$1.18	$0.82
Net loss per share from discontinued operations - diluted	—	(1.81)	(0.01)	(1.80)
	$0.60	$(1.38)	$1.17	$(0.98)

Average common shares outstanding:
Basic	133.0	129.8	132.7	129.6
Diluted	135.5	132.4	135.2	132.0

	(unaudited)		(unaudited)
	Three Months Ended		Six Months Ended
	October 2,	September 26,	October 2,	September 26,
	2005	2004	2005	2004
Sales by Segment
Investment Cast Products	$402.3	$326.3	$789.6	$629.7
Forged Products	213.9	147.3	417.9	292.4
Fastener Products	200.6	165.1	403.2	329.2
Industrial Products	58.1	58.8	118.8	114.3
Total	$874.9	$697.5	$1,729.5	$1,365.6

Operating Income (Loss) by Segment (2)
Investment Cast Products	$78.9	$61.0	$153.5	$116.0
Forged Products	24.8	18.7	47.6	37.1
Fastener Products	32.3	21.4	63.4	38.0
Industrial Products	11.3	10.7	23.0	20.0
Corporate expense	(14.4)	(11.0)	(26.1)	(19.8)
Consolidated segment operating income	132.9	100.8	261.4	191.3
Interest expense, net	10.6	14.8	21.2	29.4
Income before income taxes and minority interest	$122.3	$86.0	$240.2	$161.9

(1)	Share amounts and earnings per share information has been restated to reflect the two-for-one stock split, effective September 2005.
(2)	Operating income represents earnings before interest, income taxes, restructuring and other income.